UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2007

TEXTRON INC.

(Exact name of Registrant as specified in its charter)

Delaware	I-5480	05-0315468
(State of	(Commission File Number)	(IRS Employer
Incorporation)		Identification Number)

40 Westminster Street, Providence, Rhode Island  02903
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (401) 421-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02                      Results of Operations and Financial Condition

On July 19, 2007 Textron Inc. (“Textron”) issued a press release announcing its financial results for the fiscal quarter ended June 30, 2007.  This press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 8.01                      Other Events

On July 18, 2007, Textron’s Board of Directors declared a two-for-one stock split of Textron’s common stock.  The stock split will be in the form of a 100% stock dividend payable upon each issued share of common stock on August 24, 2007 to shareholders of record at the close of business on August 3, 2007.  Textron’s employee benefit plans and outstanding awards granted under them will be appropriately adjusted to reflect the stock dividend.

On July 18, 2007, Textron’s Board of Directors also approved an increase in the annualized dividend rate payable on Textron’s common stock from a pre-split rate of $1.55 per share to a pre-split rate of $1.84 per share.  On a split-adjusted basis, the increase in the dividend rate will result in an annualized dividend rate of $.92 per share which translates to a quarterly dividend rate of $.23 per share.  The dividend rate increase will go into effect for the quarterly dividend payment to be made on October 1, 2007 to shareholders of record on September 14, 2007.

Also on July 18, 2007, Textron’s Board of Directors authorized the repurchase by Textron from time to time, in transactions on or off a national securities exchange, at prices not exceeding the market price of such shares then prevailing on such exchange, of up to an aggregate of 24 million shares of Textron common stock, stated on a split-adjusted basis.  The program replaces Textron’s previous 12 million share repurchase program authorized January 26, 2006 which has been substantially exercised.

A copy of the press release related to these events is attached as Exhibit 99.2.

Item 9.01                      Financial Statements and Exhibits

(d) Exhibits

The following exhibits are filed herewith:

Exhibit Number	Description

99.1	Press release dated July 19, 2007 related to earnings

99.2	Press release dated July 19, 2007 related to other events

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEXTRON INC.
(Registrant)

By:  /s/Mary F. Lovejoy
Mary F. Lovejoy
Vice President and Treasurer

Date:  July 19, 2007

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated July 19, 2007 related to earnings

99.2	Press release dated July 19, 2007 related to other events